Exhibit 99.1

Zale Reports Fourth Quarter and Fiscal Year 2012 Results

Fourth Quarter Highlights

  Comparable store sales increased 8.3 percent; 7th consecutive positive quarter
  Operating margin improved 450 basis points, or $16 million
  Significantly improved capital structure with completion of debt refinancing

Fiscal Year Highlights

  Comparable store sales increased 6.9 percent
  Operating earnings of $19 million, an improvement of $47 million, or 260 basis points

Fiscal Year 2013 Outlook

  Expect to achieve positive net income for fiscal year 2013

DALLAS--(BUSINESS WIRE)--August 29, 2012--Zale Corporation (NYSE: ZLC) today reported its financial results for the fourth quarter and full year ended July 31, 2012.

Theo Killion, Chief Executive Officer commented, “In the fourth quarter, we made significant progress in returning Zale to profitability. We recorded our seventh consecutive quarter of positive comps, reported a sizeable improvement in operating margin and strengthened our capital structure. In fiscal year 2012, we achieved a 6.9 percent comp, on top of an 8.1 percent increase last year, and reported operating earnings for the first time since 2008. We look forward to building on this momentum in 2013.”

Fourth Quarter Fiscal 2012 Results

Revenues were $407 million, an increase of $30 million, or 7.9 percent, compared to $377 million in the fourth quarter of fiscal 2011. Revenues in the fourth quarter of fiscal 2012 include $7.6 million resulting from the previously disclosed change in warranty revenue recognition.

For the fourth quarter of fiscal 2012, comparable store sales increased 8.3 percent. This increase follows a 9.8 percent rise in the same period last year. At constant exchange rates, which exclude the effect of translating Canadian currency denominated sales into U.S. dollars, comparable store sales increased 9.2 percent.

  U.S. Fine Jewelry brands, consisting of Zales Jewelers, Zales Outlet and Gordon’s Jewelers, increased comparable store sales 11.2 percent. This increase follows a 9.7 percent rise in the same period last year.
  Canadian Fine Jewelry brands, consisting of Peoples Jewellers and Mappins Jewellers, increased comparable store sales 2.0 percent. This increase follows an 18.1 percent rise in the same period last year. At constant exchange rates, comparable store sales increased 7.1 percent in the fourth quarter of fiscal 2012, following an increase of 9.7 percent in the same period last year.
  Kiosk Jewelry increased comparable store sales 2.7 percent. In the same period last year, comparable store sales rose 1.3 percent.

Gross margin on sales was $210 million, or 51.6 percent, an increase of $16 million compared to $193 million, or 51.3 percent, in the fourth quarter of fiscal 2011. Selling, general and administrative expenses were $208 million, or 51.0 percent of revenues compared to $204 million, or 54.1 percent of revenues, in the fourth quarter of fiscal 2011. Operating loss was $8 million, or 1.9 percent of revenues, compared to an operating loss of $24 million, or 6.4 percent of revenues, in the prior year quarter.

Interest expense was $15 million, compared to $9 million in the fourth quarter of fiscal 2011. The 2012 quarter includes a charge of $5 million, or $0.15 per share, related to the previously announced debt refinancing transactions.

Net loss from continuing operations was $20 million, or $0.61 per share, compared to a net loss from continuing operations of $33 million, or $1.02 per share, in the fourth quarter of fiscal 2011. The previously disclosed change in warranty revenue recognition improved the net loss per share from continuing operations for the fourth quarter of fiscal 2012 by $0.20.

Inventory at July 31, 2012 stood at $742 million, compared to $721 million in the same period last year.

As previously announced, on July 24, 2012, the company secured a new $665 million credit facility, which includes an amended and extended $650 million Revolving Credit Facility and a new $15 million First-In, Last-Out (FILO) Credit Facility. The company utilized increased availability from these facilities to fund a prepayment of $60.5 million on its Senior Secured Term Loan and amended and extended its term loan with Golden Gate Capital for the remaining $80 million. As a result of these transactions, at current interest rates, the company’s overall average borrowing cost was reduced from about eight percent to about four percent, resulting in projected annual pretax savings in fiscal year 2013 of approximately $17 million.

Fiscal Year 2012 Results

Revenues were $1.87 billion, an increase of $124 million, or 7.1 percent, compared to $1.74 billion in fiscal year 2011. Revenues in fiscal year 2012 include $35 million resulting from the previously disclosed change in warranty revenue recognition.

In fiscal year 2012, comparable store sales increased 6.9 percent. This increase follows an 8.1 percent rise in fiscal year 2011. At constant exchange rates, which exclude the effect of translating Canadian currency denominated sales into U.S. dollars, comparable store sales increased 7.1 percent.

  U.S. Fine Jewelry brands (70 percent of revenues), consisting of Zales Jewelers, Zales Outlet and Gordon’s Jewelers, increased comparable store sales 9.5 percent. This increase follows a 7.7 percent rise in the prior year.
  Canadian Fine Jewelry brands (17 percent of revenues), consisting of Peoples Jewellers and Mappins Jewellers, increased comparable store sales 2.9 percent. This increase follows a 13.5 percent rise in the prior year. At constant exchange rates, comparable store sales increased 4.5 percent in fiscal year 2012 following an increase of 7.5 percent in the prior year.
  Kiosk Jewelry (13 percent of revenues) decreased comparable store sales 1.0 percent. In the prior year, comparable store sales rose 3.6 percent.

Gross margin on sales was $961 million, or 51.5 percent, an increase of $81 million compared to $880 million, or 50.5 percent, in fiscal year 2011. Selling, general and administrative expenses were $902 million, or 48.3 percent of revenues compared to $860 million, or 49.3 percent of revenues, in fiscal year 2011. Operating earnings were $19 million, or 1.0 percent of revenues, compared to an operating loss of $28 million, or 1.6 percent of revenues, in the prior fiscal year.

Interest expense was $45 million, compared to $83 million in fiscal year 2011. Interest expense for fiscal year 2012 includes a charge of $5 million, or $0.15 per share, related to the previously announced debt refinancing transactions. Interest expense for fiscal year 2011 includes a charge of $46 million, or $1.43 per share, that resulted from a previous amendment to our Senior Secured Term Loan.

Net loss from continuing operations was $27 million, or $0.84 per share, compared to a net loss from continuing operations of $112 million, or $3.49 per share, in fiscal year 2011. The previously disclosed change in warranty revenue recognition improved the net loss per share from continuing operations for fiscal year 2012 by $1.00.

Fiscal Year 2013 Outlook

Based on the current momentum of the business and the recent debt refinancing, the company expects to achieve positive net income for fiscal year 2013.

Conference Call

Zale management will host a conference call today at 8:30 a.m. ET to discuss fourth quarter and fiscal year 2012 results. The conference call will be broadcast live over the internet and can be accessed, along with a slide presentation, on the Investor Relations section of the company’s web site at www.zalecorp.com. In addition, you can listen to the call live by dialing 877-545-6744 (within the United States) or 706-634-1959 (for international callers), passcode 21104674. The webcast will be archived shortly after the conference call concludes and will be available on the company’s web site. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,780 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding expected operating performance, interest expense, effective tax rate, future sales, expenses, margins and profitability. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Form 10-K for fiscal 2011 and subsequent reports on Forms 10-Q and 8-K. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2012	2011	2012	2011

Revenues	$406,963	$377,267	$1,866,878	$1,742,563
Cost of Sales	197,078	183,792	905,613	862,468
Gross Margin	209,885	193,475	961,265	880,095
% of Revenue	51.6%	51.3%	51.5%	50.5%
Selling, General and Administrative	207,546	203,953	902,287	859,588
% of Revenue	51.0%	54.1%	48.3%	49.3%
Depreciation and Amortization	9,431	10,275	37,887	41,326
Other Charges	700	3,332	1,973	7,047
Operating (Loss) Earnings	(7,792)	(24,085)	19,118	(27,866)
% of Revenue	(1.9)%	(6.4)%	1.0%	(1.6)%
Interest Expense (a)	14,514	9,185	44,649	82,619
Loss Before Income Taxes	(22,306)	(33,270)	(25,531)	(110,485)
Income Tax (Benefit) Expense	(2,641)	(567)	1,365	1,557
Loss from Continuing Operations	(19,665)	(32,703)	(26,896)	(112,042)
(Loss) Earnings from Discontinued Operations, Net of Taxes	(82)	60	(414)	(264)
Net Loss	$(19,747)	$(32,643)	$(27,310)	$(112,306)

Basic and Diluted Net Loss per Common Share:
Loss from Continuing Operations	$(0.61)	$(1.02)	$(0.84)	$(3.49)
Loss from Discontinued Operations	-	-	(0.01)	(0.01)
Net Loss per Share	$(0.61)	$(1.02)	$(0.85)	$(3.50)

Weighted Average Number of Common Shares Outstanding:
Basic	32,219	32,151	32,196	32,129
Diluted	32,219	32,151	32,196	32,129

(a) Interest expense for the three and twelve months ended July 31, 2012 includes $5.0 million associated with the debt refinancing transactions completed on July 24, 2012. Interest expense for the twelve months ended July 31, 2011 includes a $45.8 million charge associated with the amendment to our Senior Secured Term Loan during the first quarter of fiscal 2011.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Unaudited, in thousands)

	July 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$24,603	$35,125
Merchandise inventories	741,788	720,782
Other current assets	42,987	48,670
Total current assets	809,378	804,577

Property and equipment	696,485	704,813
Less accumulated depreciation and amortization	(574,361)	(563,062)
Net property and equipment	122,124	141,751

Other assets	239,536	242,430
Total Assets	$1,171,038	$1,188,758

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$205,529	$218,115
Deferred revenue	85,714	94,188
Deferred tax liability	92,512	92,721
Total current liabilities	383,755	405,024

Long-term debt	452,908	395,454
Deferred revenue — long-term	122,802	137,992
Other liabilities	32,637	37,461

Stockholders’ Investment	178,936	212,827

Total liabilities and stockholders’ investment	$1,171,038	$1,188,758

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations